Exhibit 99.B(e)(i)

AMENDED SCHEDULE OF APPROVALS

with respect to the

DISTRIBUTION AGREEMENT

between

ING STRATEGIC ALLOCATION PORTFOLIOS, INC.

and

ING FUNDS DISTRIBUTOR, LLC

Company
ING Strategic Allocation Conservative Portfolio
ING Strategic Allocation Growth Portfolio
ING Strategic Allocation Moderate Portfolio